Exhibit 99.1

Actuate Announces FDA Rare Pediatric Disease Designation Granted to Elraglusib for Treatment of Ewing Sarcoma

–	Ewing Sarcoma is a Highly Metastatic Form of Sarcoma and the Second Most Prevalent Primary Malignant Tumr in Children and Adolescents
–	Ongoing Enrollment in Phase 1/2 Trial of Elraglusib in Relapsed/Refractory Ewing Sarcoma with Topline Phase 1 Data Expected in 2H 2025
–	Rare Pediatric Disease Designation Provides Eligibility for Elraglusib to Receive a Priority Review Voucher (PRV)
Upon Marketing Approval that can be either Utilized or Transferred/Sold to Other Parties

CHICAGO, IL and FORT WORTH, TX, November 12, 2024 – Actuate Therapeutics, Inc. (NASDAQ: ACTU) (“Actuate” or the “Company”), a clinical-stage biopharmaceutical company, focused on developing therapies for the treatment of high-impact, difficult-to-treat cancers through the inhibition of glycogen synthase kinase-3 beta (GSK-3β), announced that the U.S. Food and Drug Administration (FDA) has granted rare pediatric disease designation to elraglusib, a novel GSK-3β inhibitor for treatment of Ewing sarcoma (EWS).

“Receiving rare pediatric disease designation from the FDA underscores the urgent need for new treatment options for patients with EWS and recognizes elraglusib’s transformative potential,” said Daniel Schmitt, President & Chief Executive Officer of Actuate. “Early clinical data from our ongoing Phase 1/2 trial show promising anti-tumor activity with objective tumor responses, including two ongoing durable Complete Responses (CRs) in the first six patients treated with relapsed/refractory EWS, reinforcing our confidence in elraglusib’s potential impact in this challenging disease setting. We are committed to advancing elraglusib’s clinical development with the ultimate goal of providing new therapeutic options where current approaches are unsatisfactory.”

Ewing sarcoma (EWS) is a highly metastatic form of sarcoma, originating in bone with a peak incidence at the age of 15, that ranks as the second most prevalent primary malignant tumor of childhood and adolescence. Approximately 25% of new EWS patients have metastatic disease when first diagnosed, which is the most significant predictor of poor survival. The ongoing Phase 1/2 Trial (NCT 04239092), also referred to as Actuate-1902, is an open-label, multicenter study evaluating the safety and efficacy of elraglusib in pediatric patients with relapsed/refractory malignancies, including EWS and EWS-related pediatric small round cell sarcomas. To date, the study has enrolled 8 patients with relapsed/refractory EWS (>1 remission) treated with the combination of elraglusib and topotecan/cyclophosphamide.

Rare Pediatric Disease Designation is granted by the FDA for serious or life-threatening diseases that affect fewer than 200,000 people in the United States and in which the serious or life-threatening manifestations primarily affect individuals less than 18 years of age. If, in the future, a New Drug Application (NDA) for elraglusib for the treatment of Ewing sarcoma is approved by the FDA, Actuate will be eligible to receive a Priority Review Voucher (PRV) that could be utilized by the Company or potentially sold to another company for its use.

About Actuate Therapeutics, Inc.

Actuate is a clinical-stage biopharmaceutical company focused on developing therapies for the treatment of high-impact, difficult-to-treat cancers. Actuate’s lead investigational drug product, elraglusib (a novel GSK-3β inhibitor), targets molecular pathways in cancer that are involved in promoting tumor growth and resistance to conventional cancer drugs such as chemotherapy including several DNA Damage Response (DDR) pathways. Elraglusib is designed to act as a mediator of anti-tumor immunity through the inhibition of nuclear factor kappa-light-chain-enhancer of activated B cells (NF-kB) and regulates multiple immune checkpoints and immune cell function. For additional information, please visit the Company’s website at http://www.actuatetherapeutics.com.

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Forward-Looking Statements

This press release contains forward-looking statements about us, including our clinical trials and development plans, and our industry. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements, other than statements related to present facts or current conditions or of historical facts, contained in this press release are forward-looking statements. Accordingly, these statements involve estimates, assumptions, substantial risks and uncertainties which could cause actual results to differ materially from those expressed in them, including but not limited to that clinical and preclinical drug development involves a lengthy and expensive process with uncertain timelines and outcomes, results of prior preclinical studies and early clinical trials are not necessarily predictive of future results, and elraglusib may not achieve favorable results in clinical trials or preclinical studies or receive regulatory approval on a timely basis, if at all; that we may not successfully enroll additional patients or establish or advance plans for further development; that elraglusib could be associated with side effects, adverse events or other properties or safety risks, which could delay or preclude regulatory approval, cause us to suspend or discontinue clinical trials or result in other negative consequences; our reliance on third parties to conduct our non-clinical studies and our clinical trials; our reliance on third-party licensors and ability to preserve and protect our intellectual property rights; that we face significant competition from other biotechnology and pharmaceutical companies; our ability to fund development activities; and our ability to realize the benefits associated with Rare Pediatric Disease Designation, including receipt of a Priority Review Voucher or any value therefrom. In addition, any forward-looking statements are qualified in their entirety by reference to the factors discussed under the heading “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 filed with the SEC on September 24, 2024 and other filings with the SEC. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Investor Contact

Mike Moyer

Managing Director

LifeSci Advisors, LLC

mmoyer@lifesciadvisors.com

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